As filed with the Securities and Exchange Commission on June 1, 2006
Post Effective Amendment No. 1 to Registration Statement on Form S-3 No.33-32644

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Lafarge North America Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	58-1290226 (I.R.S. Employer Identification No.)
12950 Worldgate Drive, Herndon, Virginia 20170
(Address of Principal Executive Offices)
Eric C. Olsen
Executive Vice President and Chief Financial Officer
Lafarge North America Inc
12950 Worldgate Drive
Herndon, VA 20170
(703) 480-3600
(Name and address and phone number of agent for service)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

RECENT EVENTS: DEREGISTRATION
     On December 20, 1989, Lafarge North America Inc., then known as Lafarge Corporation (“LNA”), filed a Form S-3 registration statement (No. 33-32644) registering LNA common stock, par value $1.00 per share, to be issued upon the exchange of exchangeable preference shares of Lafarge Canada Inc, a wholly-owned subsidiary of LNA. On February 21, 2006, Lafarge S.A. commenced a tender offer for the shares of LNA Common Stock that it did not already own. At the conclusion of the tender offer, Efalar Inc., a wholly-owned subsidiary of LSA, owned over 90% of the LNA common stock outstanding. Thereafter, effective at 4:00 p.m. EDT on May 16, 2006, pursuant to applicable Maryland law, Efalar Inc. merged with and into LNA with LNA as the surviving corporation (the “Merger”). All shares of LNA common stock held by Efalar Inc. immediately prior to the Merger were cancelled and all shares of LNA common stock held immediately prior to the Merger by those other than Efalar Inc. were converted into the right to receive $85.50 in cash.
     In light of the Merger, LNA has terminated all offerings of LNA common stock pursuant to its existing registration statements, including registration statement No. 33-32644. In accordance with an undertaking made by LNA in registration statement No. 33-32644 to remove from registration, by means of a post-effective amendment, any shares of LNA common stock which remain unsold at the termination of the offering, LNA hereby removes from registration all shares of LNA common stock registered under registration statement No. 33-32644 which remain unsold as of the effective date and time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on this 30th day of May, 2006.

LAFARGE NORTH AMERICA INC.
By:	/s/ Eric C. Olsen
Eric C. Olsen
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Philippe R. Rollier	President and Chief Executive	May 30, 2006
(Philippe R. Rollier)	Officer and Director (principal
executive officer)

/s/ Eric C. Olsen	Executive Vice President	May 30, 2006
(Eric C. Olsen)	and Chief Financial Officer
(principal financial officer)

/s/ James W. Bachmann	Senior Vice President and	May 30, 2006
(James W. Bachmann)	Controller (principal
accounting officer)

/s/ Bertrand P. Collomb	Chairman of the Board	May 30, 2006
(Bertrand P. Collomb)

/s/ Bruno Lafont	Vice Chairman of the Board	May 30, 2006
(Bruno Lafont)

/s/ Bernard L. Kasriel	Director	May 30, 2006
(Bernard L. Kasriel)

/s/ Michel Rose	Director	May 30, 2006
(Michel Rose)